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                                                                      Exhibit 21


                        SUBSIDIARIES OF THE REGISTRANT




                                        State/Country of              Percent Owned By
          Name                            Incorporation                Perrigo Company
          ----                            -------------                ---------------

L. Perrigo Company                         Michigan                   100%

Perrigo Company of Tennessee, Inc.         Tennessee                  100%

Perrigo Company of Missouri, Inc.          Missouri                   100%

Perrigo Company of                         Michigan                   100%
 South Carolina, Inc.

Perrigo Sales Company                      Michigan                   100%

Perrigo (Barbados), L.T.D.                 Barbados                   100%

Perrigo International, Inc.                Michigan                   100%

Perrigo de Mexico S.A. de C.V.             Nuevo Leon (Mexico)        100% by Perrigo International, Inc.

Nippon Perrigo K.K.                        Japan                      100% by Perrigo International, Inc.

Perrigo Asia Ltd.                          Michigan                   100% by Perrigo International, Inc.

Sagmel U.S.A.                              Illinois                   30% by Perrigo International, Inc.

Quimica y Farmacia S.A. de C.V.            Mexico                     87.8% by Perrigo International, Inc.
 (effective September 11, 1997)

Shandex Sales Group Limited                Canada                     20% by Perrigo International, Inc.
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